RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated September 26, 2011 to the Product Prospectus Supplement ERN-ETF-1 Dated February 16, 2011, Prospectus Dated January 28, 2011, and Prospectus Supplement Dated January 28, 2011	$3,000,000 Bullish Buffered Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Buffered Return Notes (the “Notes”) linked to the performance of a basket of three ETFs (the “Basket”) comprised of the SPDR® S&P 500® Trust, which constitutes two thirds of the Basket, and the SPDR® Gold Trust, and the iShares® Dow Jones U.S. Real Estate Index Fund, each of which constitutes one sixth of the Basket.

The CUSIP number for the Notes is 78008TUT9. The Notes provide a one-for-one positive return if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount of 116.50% of the principal amount of the Notes. The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease in the level of the Basket of more than 10% from the Pricing Date to, and including, the Valuation Date. Any payments on the Notes are subject to our credit risk.

Issue Date: September 29, 2011

Maturity Date: July 31, 2012

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, and “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated February 16, 2011, and “Selected Risk Considerations” on beginning on page P-6 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$3,000,000
Underwriting discounts and commissions	0.00%	$0
Proceeds to Royal Bank of Canada	100.00%	$3,000,000

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, did not receive a commission in connection with the sale of the Notes. The price of the Notes included a profit of $4.00 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC

Reference Asset:	The Notes are linked to the value of a basket of three exchange traded funds (each, a “Basket Component,” collectively, the “Basket Components”).
Basket Component	Bloomberg Ticker	Component Weight	Initial Level

SPDR® S&P 500® Trust (the “SPY”)	SPY	66.6667%	116.25

SPDR® Gold Trust (the “GLD”)	GLD	16.6667%	157.58

iShares® Dow Jones U.S. Real Estate Index Fund (the “IYR”)	IYR	16.6667%	51.94

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	September 26, 2011

Issue Date:	September 29, 2011

CUSIP:	78008TUT9

Valuation Date:	July 26, 2012

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.      Principal Amount + (Principal Amount x Percentage Change); and
2.      Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -10%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -10.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Basket Components. The Weighted Component Change for each Basket Component will be determined as follows:

Final Level:	The closing price per share of a Basket Component on the Valuation Date.

Maximum Redemption Amount:	116.50% multiplied by the principal amount

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Buffer Percentage:	10%

Maturity Date:	July 31, 2012, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Term:	Ten (10) months

Principal at Risk:
The Notes are NOT principal protected.  You may lose a substantial portion of your principal amount at maturity if there is a percentage decrease in the closing level of both of the Basket Components of more than 10% from the Pricing Date to the Valuation Date.

Calculation Agent:	RBC Capital Markets, LLC

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated February 16, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated February 16, 2011, as modified by this pricing supplement.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, and the product prospectus supplement dated February 16, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated February 16, 2011, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-ETF-1 dated February 16, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000547/c210112424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Final Level of any Basket Component. All examples are based upon the Buffer Percentage of 10%, the Maximum Redemption Amount of 116.50% of the principal amount, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 5%) = $1,000 + $50 = $1,050

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,050, a 5% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	47%

	Payment at Maturity:	$1,000 + ($1,000 x 47%) = $1,000 + $470 = $1,470 however, the Maximum Redemption Amount is $1,116.50

	On a $1,000 investment, a 47% Percentage Change results in a Payment at Maturity of $1,116.50, a 116.50% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-8%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-20%

	Payment at Maturity:	$1,000 + [$1,000 x (-20% + 10%)] = $1,000 - $100 = $900

	On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $900, a -10% return on the Notes.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket or the applicable Basket Components.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the level of the Reference Asset.  You will lose one percent of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level by more than 10%.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights with respect to the Basket Components or the securities held by the Basket Components.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity – The price at which you purchase of the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Market Disruption Events and Adjustments – The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

INFORMATION REGARDING THE BASKET COMPONENTS

We are not affiliated with any of the Basket Components and each Basket Component will have no obligations with respect to the Notes. This pricing supplement relates only to the Notes and does not relate to any of the shares of any Basket Component or to the securities or other assets held by any Basket Component. Neither we nor RBC Capital Markets, LLC participates in the preparation of the publicly available documents described below. Neither we nor RBC Capital Markets, LLC has made any due diligence inquiry with respect to any Basket Component in connection with the offering of each of the Notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of any Basket Component have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Basket Component could affect the value of the shares of that Reference Asset on the Valuation Date and therefore could affect the Payment at Maturity.

The SPY

Information provided to or filed with the SEC by the SPY under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 936958, through the SEC’s website at http://www.sec.gov. Additional information about the SPY may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR website at http://www.spdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the SPDR’s website is not incorporated by reference in, and should not be considered a part of, this terms supplement.

The SPY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. To maintain the correspondence between the composition and weightings of stocks held by the SPY, and the component stocks of the S&P 500® Index, the SPY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, their make up, methods of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”). S&P, which owns the copyright and all other rights to the S&P 500® Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Index.  Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the S&P 500® Index, or any successor index.

The SPY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the S&P 500® Index, and will invest in all of the securities which comprise the S&P 500® Index.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 26, 2011, 403 companies included in the S&P 500® Index traded on the New York Stock Exchange, and 97 companies included in the S&P 500® Index traded on The NASDAQ Stock Market. On September 26, 2011, the average market capitalization of the companies included in the S&P 500® Index was $21.18 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $373.78 billion, and the smallest component of the Index had a market capitalization of $0.77 billion.

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of September 26, 2011 indicated below: Consumer Discretionary (10.85%); Consumer Staples (11.51%); Energy (11.66%); Financials (13.67%); Health Care (11.91%); Industrials (10.27%); Information Technology (19.60%); Materials (3.48%); Telecommunication Services (3.19%); and Utilities (3.87%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

S&P calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the calculation of the S&P 500® Index. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the S&P 500® Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the applicable index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

The GLD

The GLD is an investment trust that issues SPDR® Gold Shares, or “shares”, which represent units of fractional undivided beneficial interest in and ownership of the GLD. The GLD was formed on November 12, 2004 under New York law under a trust indenture. World Gold Trust Services, LLC is the sponsor of the GLD. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the GLD, and HSBC Bank USA, N.A. is the custodian of the GLD.

The GLD holds gold bars and from time to time issues one or more blocks of 100,000 shares, or “baskets,” in exchange for deposits of gold and distributes gold in connection with redemptions of baskets. The investment objective of the GLD is for its shares to reflect the performance of the price of gold bullion, before the expenses of the GLD’s operations. The expenses of the GLD are accrued daily and reflected in the net asset value of the GLD.  World Gold Trust Services, LLC as the sponsor and State Street Global Markets, LLC as the marketing agent have agreed to reduce the fees payable to them from the assets of the GLD to the extent required so that the estimated ordinary expenses of the GLD do not exceed an amount equal to 0.40% per annum of the daily net asset value during the period ending seven years from the date of the Trust Indenture, November 12, 2004, or upon the earlier termination of the marketing agent agreement.

The GLD’s gold is valued on the basis of each business day’s announced gold spot price, the price of an ounce of gold set by five market making members of the LBMA at approximately 3:00 P.M., London time on each business day. The net asset value of the Underlying Asset is equal to the value of gold owned by the Underlying Asset and other assets, minus all accrued expenses and liabilities.

Information provided to or filed with the SEC by the Underlying Asset under the Securities Exchange Act of 1934 can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 1222333. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The shares of the Underlying Asset trade on the NYSE Arca under the symbol “GLD.”

The IYR

iShares consists of numerous separate investment portfolios, including the IYR. The IYR seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate IndexSM. IYR typically invests at least 90% of its assets in securities of the Dow Jones U.S. Real Estate IndexSM and in depositary receipts representing securities of the Dow Jones U.S. Real Estate IndexSM. The IYR may invest the remainder of its assets in securities not included in the Dow Jones U.S. Real Estate IndexSM, but which BlackRock Fund Advisors (“BFA”) believes will help the IYR track that index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

IYR earns income dividends from securities included in the Dow Jones U.S. Real Estate IndexSM. These amounts, net of expenses and taxes (if applicable), are passed along to IYR’s shareholders as “ordinary income.” In addition, the IYR realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes are linked only to the share price of the IYR, you will not be entitled to receive income, dividend, or capital gain distributions from the IYR or any equivalent payments.

The IYR uses a representative sampling indexing strategy.  Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. The IYR may or may not hold all of the securities in the Dow Jones U.S. Real Estate IndexSM.  As of September 26, 2011, the IYR held the securities of 82 companies included in the Dow Jones U.S. Real Estate IndexSM.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Information provided to or filed with the SEC by iShares under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 333-92935 and 811-09729, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

The shares of the IYR trade on the NYSE Arca under the symbol “IYR”.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”).  BGI has licensed certain trademarks and trade names of BGI for our use. The Notes are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, BGFA, or by the IYR. Neither BGI, BGFA, nor IYR make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BGI, BGFA, nor IYR shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about IYR.

Dow Jones U.S. Real Estate IndexSM

All disclosures contained in this terms supplement regarding the Dow Jones U.S. Real Estate IndexSM including, without limitation, its make-up, method of calculation and changes in its components have been derived from publicly available information.  Neither we nor RBC Capital Markets, LLC have independently verified the accuracy or completeness of that information. The Dow Jones U.S. Real Estate IndexSM is a product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), had has been licensed for use. “Dow Jones®,” “Dow Jones U.S. Real Estate IndexSM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Such information reflects the policies of, and is subject to change by, Dow Jones, and CME Indexes.  The Dow Jones U.S. Real Estate IndexSM is calculated, maintained, and published by Dow Jones and CME Indexes.  The information reflects the policies of, and is subject to change by Dow Jones, and CME Indexes. Dow Jones, and CME Indexes have no obligation to continue to publish, and may discontinue publication of, the Dow Jones U.S. Real Estate IndexSM.

The Dow Jones U.S. Real Estate IndexSM is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market. Component companies consist of Real Estate Investment Trusts (“REITs”), and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. REIT prices are often used as proxies for market valuations of U.S. commercial property such as hotels, office buildings, industrial sites, shopping centers, and apartment complexes, as well as markers for changing trends in leasing rates and movements in real estate valuations.

The Dow Jones U.S. Real Estate IndexSM is a subset of the Dow Jones U.S. IndexSM, a broad-based measure of the U.S. stock market, which aims to represent the top 95% of U.S. traded companies based on float-adjusted market capitalization, excluding the smallest and least-liquid stocks. Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Dow Jones U.S. Real Estate IndexSM or any successor thereto.

Composition and Maintenance

Defining the Index Universe: The Dow Jones U.S. Real Estate IndexSM component candidates must trade on a major U.S. stock exchange and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded.

Stock Selection: The Dow Jones U.S. Real Estate IndexSM universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization. To be included in the Dow Jones U.S. Real Estate IndexSM, the issuer of each component security must be classified in the Real Estate supersector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

Review Process: The Dow Jones U.S. Real Estate IndexSM is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during each quarterly review. If the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the share total will be adjusted immediately after the close of trading on the date of such event. Whenever possible, Dow Jones will announce any such change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits, and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September, and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate IndexSM are implemented after the official closing levels have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from a periodic review will be announced at least two business days prior to the implementation date.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

In addition to the scheduled quarterly reviews, the Dow Jones U.S. Real Estate IndexSM is reviewed on an ongoing basis. Changes in the Dow Jones U.S. Real Estate Index’sSM composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the Dow Jones U.S. Real Estate IndexSM components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the Dow Jones U.S. Real Estate IndexSM.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

HISTORICAL INFORMATION

The graphs below set forth the information relating to the historical performance of each Basket Component. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of each Basket Component. The information provided in this table is for the four calendar quarters of 2008, 2009, and 2010, the first two quarters of 2011, as well as for the period from July 1, 2011 through September 26, 2011.

We obtained the information in the charts below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Basket Components should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of any of the Basket Components. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Period-Start Date	Period-End Date	High Intra-Day Price of the SPY in ($)	Low Intra-Day Price of the SPY in ($)	Period-End Closing Price of the SPY in ($)
1/1/2008	3/31/2008	146.99	126.00	131.89
4/1/2008	6/30/2008	144.30	127.04	128.04
7/1/2008	9/30/2008	131.50	110.97	116.54
10/1/2008	12/31/2008	116.69	74.35	90.33

1/1/2009	3/31/2009	94.45	67.10	79.44
4/1/2009	6/30/2009	96.11	78.33	91.92
7/1/2009	9/30/2009	108.06	87.01	105.56
10/1/2009	12/31/2009	113.03	101.99	111.44

1/1/2010	3/31/2010	118.10	104.58	116.99
4/1/2010	6/30/2010	122.12	102.88	103.22
7/1/2010	9/30/2010	115.79	101.13	114.12
10/1/2010	12/31/2010	126.20	106.46	125.78

1/1/2011	3/31/2011	134.69	125.28	132.51
4/1/2011	6/30/2011	137.17	126.19	131.97
7/1/2011	9/26/2011	135.70	110.27	116.25

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Period-Start Date	Period-End Date	High Intra-Day Price of the GLD in ($)	Low Intra-Day Price of the GLD in ($)	Period-End Closing Price of the GLD in ($)
1/1/2008	3/31/2008	100.34	83.44	90.38
4/1/2008	6/30/2008	93.70	83.57	91.40
7/1/2008	9/30/2008	97.50	72.51	85.07
10/1/2008	12/31/2008	90.83	68.81	86.55

1/1/2009	3/31/2009	98.97	78.87	90.28
4/1/2009	6/30/2009	96.96	84.92	91.18
7/1/2009	9/30/2009	100.08	88.83	98.85
10/1/2009	12/31/2009	119.54	97.74	107.31

1/1/2010	3/31/2010	113.58	102.29	108.95
4/1/2010	6/30/2010	123.56	109.92	121.68
7/1/2010	9/30/2010	128.28	113.09	127.91
10/1/2010	12/31/2010	139.54	128.23	138.72

1/1/2011	3/31/2011	141.28	127.80	139.82
4/1/2011	6/30/2011	153.61	137.72	145.98
7/1/2011	9/26/2011	185.85	143.98	157.58

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2008	3/31/2008	68.74	56.80	65.10
4/1/2008	6/30/2008	71.76	60.24	60.95
7/1/2008	9/30/2008	76.58	55.18	61.95
10/1/2008	12/31/2008	61.17	23.51	37.23

1/1/2009	3/31/2009	37.66	20.98	25.46
4/1/2009	6/30/2009	36.13	24.75	32.34
7/1/2009	9/30/2009	46.45	29.14	42.66
10/1/2009	12/31/2009	47.94	39.45	45.92

1/1/2010	3/31/2010	51.16	41.72	49.78
4/1/2010	6/30/2010	55.00	43.16	47.21
7/1/2010	9/30/2010	55.40	44.86	52.88
10/1/2010	12/31/2010	57.97	52.27	55.96

1/1/2011	3/31/2011	60.79	55.15	59.40
4/1/2011	6/30/2011	62.80	57.94	60.30
7/1/2011	9/26/2011	63.00	49.11	51.94

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due July 31, 2012

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about September 29, 2011, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus supplement dated January 28, 2011.  For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.

RBC Capital Markets, LLC